Exhibit 99.1

Aethlon Announces Reverse Stock Split

SAN DIEGO, October 4, 2023 - Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life threatening infectious diseases, today announced that its Board of Directors has approved a 1-for-10 reverse stock split of the Company's common stock, effective at 5:00 p.m. ET on October 4, 2023. The Company's shares of common stock will begin trading on a reverse split-adjusted basis commencing upon market opening on October 5, 2023.

At the Company's Annual Meeting of Stockholders, held on September 15, 2023, a reverse stock split of the Company's common stock at a ratio in the range of 1-for-8 to 1-for-12 was approved, with such ratio to be determined at the discretion of the Company's Board of Directors and with such reverse stock split to be effected at such time and date as determined by the Board in its sole discretion (but in no event later than October 5, 2023).

"We are grateful to our stockholders for supporting the motion to effect a reverse split, enabling the company to meet the listing requirements and remain trading on Nasdaq. This, in turn, should allow us to continue to access the capital markets in order to support our planned clinical programs with our Hemopurifier®, including in oncology and for the removal of harmful exosomes and life-threatening viruses and our planned expansion into organ transplantation,” stated Charles J. Fisher, Jr., M.D., Chief Executive Officer of Aethlon Medical.

As a result of the reverse stock split, each ten shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share, resulting in approximately 2.5 million shares of common stock issued and outstanding. The Company's common stock will trade under a new CUSIP number, 00808Y406, effective October 5, 2023, and remain listed on the Nasdaq Capital Market under the symbol "AEMD." All warrants to purchase common stock, stock options and restricted stock units of Aethlon Medical outstanding immediately prior to the reverse stock split will be proportionally adjusted. No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, in lieu of any fractional shares, Aethlon Medical will issue to each such stockholder such additional fraction of a share as is necessary to increase such resulting fractional share to a full share of common stock.

Aethlon Medical's transfer agent, Computershare Trust Company, N.A., is acting as the exchange agent for the reverse stock split. Computershare will provide instructions to stockholders of record regarding the exchange of stock certificates, as applicable. Stockholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares. Stockholders with questions related to the transfer or mechanics of the reverse stock split may contact Computershare at 150 Royall Street, Suite 101, Canton, MA 02021 or by phone at 1-800-962-4284.

About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device which is designed to combat cancer and life-threatening viral infections. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and harmful exosomes from blood utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases. The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. The Hemopurifier also holds an FDA Breakthrough Device designation and an open Investigational Device Exemption (IDE) application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

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Additional information can be found at www.AethlonMedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the timing and effect of the reverse stock split and the potential applications and benefits of the Hemopurifier, Aethlon’s ability to successfully conduct and complete its planned clinical trials, Aethlon’s ability to remain on Nasdaq and to continue to access the capital markets and Aethlon’s ability to successfully expand the use of the Hemopurifier to the organ transplant setting. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2023, and in the Company's other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com

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